UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 14, 2026

SLR HC BDC LLC

(Exact name of registrant as specified in its charter)

Delaware	000-56247	85-1801692
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 Park Avenue, New York, NY	10022
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 993-1670

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On August 14, 2026, SLR HC BDC LLC (the “Company”) entered into a Loan Financing and Servicing Agreement among SLR HC BDC SPV, LLC, a wholly-owned subsidiary of the Company and the borrower (the “SPV”), the Company as the equityholder and servicer, Deutsche Bank AG, New York Branch, as facility agent, the lenders and other agents from time to time parties thereto, and Western Alliance Trust Company, National Association, as the collateral agent, as the collateral custodian and as the collateral administrator (the “DB Credit Facility”), to replace the Company’s existing SPV credit facility, dated as of February 18, 2022, by and among the SPV, the Company, the lenders party thereto and JPMorgan Chase Bank, N.A., acting as administrative agent (as amended, modified and supplemented, the “JPM Credit Facility”). The DB Credit Facility, among other things, has (a) a maturity date of August 14, 2031, (b) a revolving period ending on August 14, 2029, and (c) a stated interest rate equal to the applicable cost of funds rate plus 2.60% per annum. The DB Credit Facility permits borrowings of up to $35 million and the Company borrowed under it to pay-off and terminate the JPM Credit Facility on August 14, 2026, resulting in borrowings outstanding under the DB Credit Facility of $29 million at closing.

The DB Credit Facility is secured by all of the assets held by the SPV. Under the terms of the DB Credit Facility, the Company and the SPV, as applicable, have made certain customary representations and warranties, and are required to comply with various covenants, including leverage restrictions, reporting requirements and other customary requirements for similar credit facilities. The DB Credit Facility also includes usual and customary events of default and covenants for credit facilities of this nature. Borrowings under the DB Credit Facility remain subject to the leverage restrictions contained in the Investment Company Act of 1940, as amended.

The description above is only a summary of the material provisions of the DB Credit Facility and is qualified in its entirety by reference to the DB Credit Facility, which is filed as Exhibit 10.1 to this Current Report.

Item 1.02.	Termination of a Material Definitive Agreement.

As disclosed under Item 1.01, the Company and the SPV terminated the JPM Credit Facility on August 14, 2026. The total commitments available under the JPM Credit Facility were $35 million and the JPM Credit Facility bore interest at a rate per annum equal Term SOFR plus 2.50% with no SOFR floor requirement. The JPM Credit Facility was set to mature on February 11, 2028. The Company did not incur any prepayment penalty in connection with the termination of the JPM Credit Facility.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth above under Item 1.01 is incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(a)	Not applicable.

(b)	Not applicable.

(c)	Not applicable.

(d)	Exhibits.

Exhibit No.	Description

10.1	Loan Financing and Servicing Agreement, dated as of August 14, 2026, among SLR HC BDC SPV, LLC, as the borrower, SLR HC BDC LLC, as the equityholder and servicer, Deutsche Bank AG, New York Branch, as facility agent, the lenders and other agents from time to time parties thereto, and Western Alliance Trust Company, National Association, as the collateral agent, as the collateral custodian and as the collateral administrator*

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*

Schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company hereby agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 20, 2026	SLR HC BDC LLC

	By:	/s/ Guy F. Talarico
Guy F. Talarico
Secretary